FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal First Quarter 2017 Financial Results
System-wide net unit growth of 18.1%
Diluted EPS of $0.22, an increase of 46.7% over prior year

Dallas, May 4, 2017 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced fiscal first quarter financial results for the period ended April 1, 2017 and also updated annual guidance for fiscal year 2017.

Highlights for the Fiscal First Quarter 2017 compared to the Fiscal First Quarter 2016

▪	Total revenue increased 20.4% to $26.6 million

▪	System-wide restaurant count increased 18.1% to 1,031 worldwide locations

▪	Domestic same store sales declined 1.1%

▪	Net income increased to $6.5 million, or $0.22 per diluted share*, compared to $4.3 million, or $0.15 per diluted share

▪	Adjusted EBITDA**, a non-GAAP measure, increased 11.7% to $10.0 million

▪	Adjusted net income**, a non-GAAP measure, increased 42.8% to $6.5 million

* In the first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09), which required the Company to record excess tax benefits from equity-based compensation as a reduction to income tax expense in the income statement, whereas they were previously recognized in equity. See the “Adoption of New Accounting Guidance” section below for additional information.

** Adjusted EBITDA and adjusted net income are non-GAAP measures. Reconciliations of adjusted EBITDA and adjusted net income to the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Chairman, President and Chief Executive Officer Charlie Morrison stated, “We are pleased with the productivity of our development pipeline and improved trends in sales. We opened 33 net new restaurants during the first quarter, including seven international restaurants, and recently signed a development agreement for 30 franchise restaurants in Malaysia, as we continue to build on our long-term vision of being a top 10 global restaurant brand. The improved sales trends during the back half of the quarter can be attributed to our recent launch of national advertising, as awareness for our unique brand continues to grow.”

Key Operating Metrics for the Fiscal First Quarter 2017 Compared to the Fiscal First Quarter 2016

	Thirteen Weeks Ended
	April 1, 2017	March 26, 2016
Number of system-wide restaurants open at end of period	1,031	873
Number of domestic franchise restaurants open at end of period	927	796
Number of international franchise restaurants open at end of period	83	58
System-wide sales (in thousands)	$259,925	$235,821
System-wide domestic same store sales growth	(1.1)%	4.6%
Net income (in thousands)	$6,530	$4,290
Adjusted EBITDA (in thousands)	$9,962	$8,917

Fiscal First Quarter 2017 Financial Results

Total revenue for the fiscal first quarter 2017 increased 20.4% to $26.6 million from $22.1 million in the fiscal first quarter last year.

▪
Royalty revenue and franchise fees increased $4.5 million to $18.0 million from $13.5 million in the fiscal first quarter last year. This increase was due to an 18.3% increase in the number of franchised restaurants, partially offset by a decline in domestic same store sales of 1.1%. Additionally, other revenue increased $3.1 million, primarily due to a one-time payment, based on system-wide volumes purchased in the prior year, received in conjunction with a new vendor agreement that was executed during the thirteen weeks ended April 1, 2017. The funding from this agreement will primarily be used to support our national advertising campaign.

▪
Company-owned restaurant sales were $8.5 million, comparable to the prior year period. The addition of two company-owned restaurants opened during the second and fourth quarters of fiscal year 2016 largely offset a decline in company-owned domestic same store sales of 5.1%. Key factors contributing to the decline include a temporary closure of one company-owned restaurant, which negatively impacted company-owned domestic same store sales by 1.2%, and sales cannibalization of six existing restaurants that negatively impacted company-owned domestic same store sales by 3.4%.

Cost of sales increased to $6.6 million from $6.1 million in the prior year’s first quarter. As a percentage of company-owned restaurant sales, cost of sales increased 640 basis points to 77.2% from 70.8%. The increase was driven primarily by an 11.0% increase in commodity rates for bone-in chicken wings as compared to the prior year period, an increase in wage rates and labor costs due to the investments in roster sizes and staffing we made in the third and fourth quarters of fiscal year 2016 and deleveraging associated with the decline in same store sales.

Selling, general & administrative expenses (SG&A) increased 34.1% to $10.3 million compared to $7.7 million in the prior year’s first quarter. The increase in SG&A expense was primarily due to a $2.9 million voluntary contribution the Company made to its advertising fund, which was an increase of $2.3 million over the prior year period. This increase was associated with the one-time payment recorded in royalty revenue and franchise fees in conjunction with a new vendor agreement executed during the fiscal period ended April 1, 2017 and is intended to provide support for the Company’s national advertising campaign.

Net income increased to $6.5 million, or $0.22 per diluted share, compared to net income of $4.3 million, or $0.15 per diluted share in the prior year’s first quarter. The tax benefit associated with the adoption of the new accounting standard improved EPS by $0.06.

Adjusted net income increased 42.8% to $6.5 million, or $0.22 per diluted share, compared to $4.6 million, or $0.16 per diluted share, in the prior year’s first quarter. A reconciliation between net income and adjusted net income is included in the accompanying financial data.

Adoption of New Accounting Guidance

The Company adopted ASU 2016-09 in the first quarter of 2017. This standard requires excess tax benefits from share based compensation to be recorded in income tax expense rather than paid in capital. The adoption resulted in a $1.7 million decrease in our first quarter provision for income taxes, or a 22.6 percentage point decrease in our first quarter effective rate, due to the recognition of excess tax benefits for options exercised in the first quarter of 2017. This positively impacted our diluted EPS by approximately 6 cents in the first quarter of 2017. Refer to the Company’s Form 10-Q for the quarter ended April 1, 2017 for additional information regarding the impact of the adoption of ASU 2016-09.

Restaurant Development

As of April 1, 2017, there were 1,031 Wingstop restaurants system-wide. This included 948 restaurants in the United States, of which 927 were franchised restaurants and 21 were company-owned. Our international presence consisted of 83 franchised restaurants across five countries. During the fiscal first quarter 2017, there were 33 net system-wide Wingstop restaurants opened, including seven international franchised locations.

Fiscal Year 2017 Financial Outlook

We are providing the following financial outlook for the fiscal year ending December 30, 2017:

▪	System-wide unit growth of approximately 13% to 15%

▪	Low single digit domestic same store sales growth

▪	SG&A expenses of between $36.5 million and $37.5 million, reflecting the impact of our new vendor agreement

▪	Net income between $20.2 million and $20.5 million

▪	Fully diluted EPS growth of 19% - 21%, which reflects 29.3 million diluted shares outstanding, over 2016 adjusted earnings per diluted share of $0.58

▪	Adjusted EBITDA growth of 13% - 15%

	Fiscal Year Ended
	December 30, 2017
	(in millions)
	Low	High
Net income	$20.2	$20.5
Interest expense, net	5.6	5.6
Income tax expense	9.4	9.6
Depreciation and amortization	3.3	3.3
EBITDA	$38.5	$39.0
Additional adjustments:
Stock-based compensation expense (a)	1.6	1.8
Adjusted EBITDA	$40.1	$40.8

(a) Estimated non-cash, stock-based compensation.

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for management fees and expense reimbursement, transaction costs, gains and losses on the disposal of assets, stock-based compensation expense and management agreement termination fees. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income plus transactions costs and non-cash gains and losses resulting from the disposal of assets, minus related adjustments to income tax expense.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

Conference Call and Webcast

Chairman, President, and Chief Executive Officer Charlie Morrison and Chief Financial Officer Mike Mravle will host a conference call today to discuss first quarter 2017 financial results at 4:30 PM Eastern Time.

The conference call can be accessed live by dialing 201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 412-317-6671; the passcode is 13658658. The replay will be available through Thursday, May 11, 2017.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) operates and franchises more than 1,000 restaurants across the United States, Mexico, Singapore, the Philippines, Indonesia, and the United Arab Emirates. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with a variety of house-made sides including fresh-cut, seasoned fries. Having grown its domestic same store sales for 13 consecutive years, the Company has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). Wingstop was ranked #88 on Fortune’s 100 Best Medium Workplaces list in October 2016. For more information visit www.wingstop.com or www.wingstopfranchise.com. Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2017 outlook for new restaurant openings, domestic same store sales growth, SG&A expenses, net income, EBTIDA, adjusted EBITDA, adjusted net income, adjusted earnings per diluted share and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity, positioning to make progress towards domestic restaurant potential and progress toward our goal of becoming a top 10 global restaurant brand.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Form 10-K for the year ended December 31, 2016, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Brian Bell
972-707-3956
bbell@wingstop.com

Investor Contact
Raphael Gross
203-682-8253
raphael.gross@icrinc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share amounts)

	April 1, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,436	$3,750
Accounts receivable, net	3,259	3,199
Prepaid expenses and other current assets	1,566	1,634
Advertising fund assets, restricted	4,596	2,533
Total current assets	12,857	11,116
Property and equipment, net	4,993	4,999
Goodwill	45,128	45,128
Trademarks	32,700	32,700
Customer relationships, net	16,577	16,914
Other non-current assets	900	943
Total assets	$113,155	$111,800
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$1,797	$1,458
Other current liabilities	6,468	9,241
Current portion of debt	3,500	3,500
Advertising fund liabilities, restricted	4,596	2,533
Total current liabilities	16,361	16,732
Long-term debt, net	141,373	147,217
Deferred revenues, net of current	8,043	7,868
Deferred income tax liabilities, net	12,373	12,304
Other non-current liabilities	2,266	2,307
Total liabilities	180,416	186,428
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 28,977,030 and 28,747,392 shares issued and outstanding as of April 1, 2017 and December 31, 2016, respectively	290	287
Additional paid-in-capital	2,028	1,194
Accumulated deficit	(69,579)	(76,109)
Total stockholders' deficit	(67,261)	(74,628)
Total liabilities and stockholders' deficit	$113,155	$111,800

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	April 1, 2017	March 26, 2016

Revenue:
Royalty revenue and franchise fees	$18,023	$13,498
Company-owned restaurant sales	8,546	8,576
Total revenue	26,569	22,074
Costs and expenses:
Cost of sales (1)	6,600	6,077
Selling, general and administrative	10,262	7,655
Depreciation and amortization	755	714
Total costs and expenses	17,617	14,446
Operating income	8,952	7,628
Interest expense, net	1,299	761
Other expense, net	—	28
Income before income tax expense	7,653	6,839
Income tax expense	1,123	2,549
Net income	$6,530	$4,290

Earnings per share
Basic	$0.23	$0.15
Diluted	$0.22	$0.15

Weighted average shares outstanding
Basic	28,895	28,586
Diluted	29,336	28,967

(1) exclusive of depreciation and amortization, shown separately

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen weeks ended
	April 1, 2017	As a % of company-owned restaurant sales	March 26, 2016	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$3,354	39.2%	$3,211	37.4%
Labor costs	2,116	24.8%	1,738	20.3%
Other restaurant operating expenses	1,338	15.7%	1,316	15.3%
Vendor rebates	(208)	(2.4)%	(188)	(2.2)%
Total cost of sales	$6,600	77.2%	$6,077	70.8%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count Rollforward

	Thirteen Weeks Ended
	April 1, 2017	March 26, 2016
Domestic Franchised Activity:
Beginning of period	901	767
Openings	28	29
Closures	(2)	—
Restaurants end of period	927	796

Domestic Company-Owned Activity:
Beginning of period	21	19
Openings	—	—
Closures	—	—
Restaurants end of period	21	19

Total Domestic Restaurants	948	815

International Franchised Activity:
Beginning of period	76	59
Openings	7	2
Closures	—	(3)
Restaurants end of period	83	58

Total System-wide Restaurants	1,031	873

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	April 1, 2017	March 26, 2016
Net income	$6,530	$4,290
Interest expense, net	1,299	761
Income tax expense	1,123	2,549
Depreciation and amortization	755	714
EBITDA	$9,707	$8,314
Additional adjustments:
Transaction costs (a)	—	450
Stock-based compensation expense (b)	255	153
Adjusted EBITDA	$9,962	$8,917

(a)	Represents costs and expenses related to our public offerings; all transaction costs are included in SG&A.

(b)	Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(in thousands, except per share data)

	Thirteen Weeks Ended
	April 1, 2017	March 26, 2016
Numerator:
Net income	$6,530	$4,290
Adjustments
Transaction costs (a)	—	450
Tax effect of adjustments (b)	—	(168)
Adjusted net income	$6,530	$4,572

Denominator:
Weighted-average shares outstanding - diluted	29,336	28,967

Adjusted earnings per diluted share	$0.22	$0.16

(a)	Represents costs and expenses related to our public offerings; all transaction costs are included in SG&A.

(b)
Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 37.3% for the period ended March 26, 2016, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.